Exhibit 28 (d) (7) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

EXHIBIT B

to the

Investment Advisory Contract

Federated Hermes Global Equity Fund

For all services rendered by Adviser hereunder, the above-named Fund of the Federated Adviser Series shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.65% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.65 of 1% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this [ ] day of [ ], 2018.

Federated Adviser Series

By:

Name: J. Christopher Donahue

Title: President

Federated Global Investment Management Corp.

By:

Name: John B. Fisher

Title: President and CEO

EXHIBIT C

to the

Investment Advisory Contract

Federated Hermes Global Small Cap Fund

For all services rendered by Adviser hereunder, the above-named Fund of the Federated Adviser Series shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.85% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.85 of 1% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this [ ] day of [ ], 2018.

Federated Adviser Series

By:

Name: J. Christopher Donahue

Title: President

Federated Global Investment Management Corp.

By:

Name: John B. Fisher

Title: President and CEO